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                                                                 EXHIBIT 10.14


                  [FIRST CITIZENS BANCSTOCK, INC. LETTERHEAD]



December 12, 1995



Whitney Holding Corporation
228 St. Charles Avenue, Suite 610
New Orleans, Louisiana 70130

Attention:  Mr. Joseph S. Schwertz, Jr.
            General Counsel

Re: Agreement and Plan of Merger (the "Merger Agreement") by and among First Citizens BancStock, Inc., First National
     Bank in St. Mary Parish (collectively, "Citizens"), Whitney
     Holding Corporation, Whitney Acquisition Corporation and Whitney National Bank (collectively, "Whitney")

Gentlemen:

We deliver this letter to you pursuant to Section 5.23 of Merger Agreement in order to set forth certain post-Closing matters with respect to the directors and executive officers of Citizens. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. By their execution hereof, Whitney and Citizens agree as follows:

1.   City Board of Directors

a. Composition. Concurrent with the Closing, Whitney's Bank will form or cause to be formed an advisory board to be known as the "City Board" (the "Board") whose membership shall be comprised of the persons who are members of the Board of Directors of Citizens as of the Closing, unless any such person declines to serve on the Board. The Board will assist, and its activities will be directed by, Milford L. Blum, Jr., or his successor; provided, however, that the members of the Board shall serve solely in a general advisory capacity and shall have no authority to bind Whitney, to act on its behalf or to vote on matters before Whitney's Board of Directors.

b. Duties. The Board's duties will be to promote business development and customer relations in the areas of St. Mary and Iberia Parishes, Louisiana, subject to Whitney's
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Whitney Holding Corporation
December 12, 1995
Page 2


     right to expand such areas to include East Baton Rouge Parish and to reduce such areas in accordance with its expansion and marketing plans. The Board will meet once per month at the main Morgan City office of Whitney's Bank (or such other place as the Board may specify), and the duties of a Board member will be deemed to be fulfilled by attendance at such monthly meeting; however, no liability shall attach to a Board member who misses a meeting(s) but such member shall be subject to loss of compensation for such meeting(s) and to the removal provisions of sub-section 1(e) herein below.

c. Compensation. Each Board member will be compensated at the rate of $500.00 per month in any month in which such member attends a Board meeting, whether in person or by telephone. A Board member may elect to either receive such compensation in cash or have it paid into a deferred compensation plan acceptable to Whitney and the Board.

d. Limitation of Liability. The members of the Board shall have no legal liability whatsoever to Whitney or any other entity, person or authority with respect to matters arising out of or in connection with their service on the Board; the above notwithstanding, legal liability shall attach to such member(s) for an incident(s) in which he or she is found by a final judgment of a court of competent jurisdiction to have exceeded the capacity in which he or she serves on the Board as described in subparagraph (a) above, and such excess has caused the damages which have been the subject of the imposition of legal liability upon such member(s).

     The members of the Board will be defended and indemnified by Whitney's Bank in the event of any claim, suit or judgment asserted or sought to be enforced, as the case may be, against them, or any one or more of them, by reason of the fact that they are or were serving as members of the Board to the same extent that Whitney's Bank's directors and officers are entitled to be defended and indemnified under the Articles of Association of Whitney's Bank.

     The provisions of this agreement, including, but not limited to, this sub-
     section 1(d), shall in no way limit or reduce the obligations of Whitney under and pursuant to subsection 5.21 of the Merger Agreement.

e. Term. The members of the Board shall be appointed for a term of three years commencing on the Closing Date. No member shall be subject to removal prior to such time unless such member has missed six consecutive Board meetings, is convicted of a felony or serves as an officer, director or employee of another financial institution.
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Whitney Holding Corporation
December 12, 1995
Page 3


2. Membership on Board of Directors of Whitney Holding Corporation. Following the Closing, but in no event later than October 1, 1996, the Nominating Committee ("Committee") of Whitney's board of directors ("board") shall select and recommend to the board an individual from the Board to serve as a member on the board; such individual so selected shall first serve by appointment by the board until the 1997 annual meeting of Whitney shareholders and then by election to the board (if such individual is so elected by the Whitney shareholders) at the annual meeting of Whitney shareholders in 1997. The board shall promptly take such actions as may be necessary or appropriate to (i) increase by one the size of the class of directors as will make the number of directors in each class as nearly equal as possible, (ii) fill the vacancy created thereby with the person so selected, and (iii) recommend to the Whitney shareholders the election of such person to the board. (Based on the current composition of Whitney's board, it is expected that the nominee from the Board would be appointed to the class whose term expires in the year 2001). If the board rejects the individual selected by the Committee or the individual does not or cannot accept the appointment, the Committee shall then promptly select another individual from the Board to be recommended, appointed and elected in the manner set out above in the case of the original nominee. If the nominee secondly selected cannot be so appointed and elected then the selection process shall expeditiously continue with the nomination of another member(s) of the Board until one member of the Board is so appointed and elected to the board; the above notwithstanding, the board agrees to place one member of the Board on the board and to recommend to the Whitney shareholders the election to the board of such appointee, all in the manner as above provided.

3. Blum Employment Contract. Mr. Blum is employed by Citizens pursuant to an Employment Agreement, as amended (the "Blum Agreement"), a copy of which has been delivered to Whitney. Whitney understands and acknowledges that as of the Closing, in accordance with the Blum Agreement, (i) a payment to Mr. Blum of a sum of two times his gross income in the calendar year immediately preceding the Closing, or approximately $400,000.00, and (ii) the transfer to him of the ownership of the insurance policy described in the Blum Agreement, including cash value thereof, will be made, provided that as of the Closing and upon such payment and transfer, the Blum Agreement will terminate.

4. Executive Officer Agreements. Whitney understands and acknowledges that Mrs. Goldie Cardinale and Messrs. Ira A. Breaux, Jr., Charles L. Roy and James S. Corbett each have entered into agreements with Citizens, copies of which have been delivered to Whitney, which provide for the payment to each of such employees in connection with the Closing of the Merger Agreement of a sum equal to the respective gross income (as defined in the respective agreements) of such employee in the calendar year prior to the consummation of the Mergers. Whitney understands that the aggregate amount of such payments will be approximately $400,000.00, provided that as of the Closing and upon payment, such agreements shall terminate.
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Whitney Holding Corporation
December 12, 1995
Page 4


5. New Employment Agreements. Mr. Blum will be appointed as a Senior Vice-President of Whitney's Bank and City President of the Morgan City-New Iberia division. Whitney's Bank and Mr. Blum will enter into an employment agreement on substantially the same terms and conditions as the agreements with other senior vice-presidents of Whitney's Bank with responsibilities substantially similar to Mr. Blum's. Discussions are continuing regarding the possibility of similar agreements being offered to the other executive officers of Citizens.

By your execution in the spaces set forth below, you acknowledge your agreement to the foregoing.

Very truly yours,

FIRST CITIZENS BANCSTOCK, INC.
FIRST NATIONAL BANK IN ST. MARY PARISH



/s/ Milford L. Blum, Jr.
Milford L. Blum, Jr.
President and Chief Executive Officer

AGREED TO AND ACCEPTED
this 14th day of December, 1995.


WHITNEY HOLDING CORPORATION

By: /s/ R. King Milling
    -----------------------------
Name:   R. King Milling
Title:  President


WHITNEY ACQUISITION CORPORATION

By: /s/ R. King Milling
    -----------------------------
Name:   R. King Milling
Title:  President


WHITNEY NATIONAL BANK

By: /s/ R. King Milling
    -----------------------------
Name:   R. King Milling
Title:  President